As filed with the Securities and Exchange Commission on August 25, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

Harte Hanks, Inc.
(Exact Name of Registrant as Specified in its Charter)

__________________

Delaware	74-1677284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Executive Drive
Chelmsford, MA

(Address of Principal Executive Offices)

01824

(Zip Code)

_____________

Harte Hanks, Inc. 2023 Inducement Equity Incentive

Plan

(Full Title of Plan)

___________

Robert Wyman
General Counsel
Harte Hanks, Inc.
1 Executive Drive

Chelmsford, Ma 01824
(Name and Agent for Service)

(512) 434-1100
(Telephone Number, Including Area Code, of Agent For Service)
__________________

Copies to:

Brett D. Nadritch, Esq.
Milbank LLP
55 Hudson Yards
New York, New York 10001
(212) 530-5000

__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Harte Hanks, Inc. (the “Company”) to register 240,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that may be offered and issued under the Harte Hanks, Inc. 2023 Inducement Equity Incentive Plan (the “2023 EIP”) for the grant of inducement awards for employment with the Company pursuant to Nasdaq listing rule 5635(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   Item 1. Plan Information

The Company will provide, free of charge, all participants in the 2023 EIP with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(1)    The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022 as filed with the Commission on March 31, 2023.

(2)    The Company’s Quarterly Reports on Form 10-Q for the quarterly period ending March 31, 2023 as filed with the Commission on May 12, 2023 and the quarterly period ending June 30, 2023 as filed with the Commission on August 11, 2023.

(3)    The Company’s definitive proxy statement on Schedule 14A as filed with the Commission on April 28, 2023, as amended to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

(4)    The Company’s Current Reports on Form 8-K, as filed with the Commission on March 24, 2023, May 24, 2023 and June 20, 2023 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items).

(5)    The Company’s Registration Statement on Form 8-A/A, as filed with the Commission on January 31, 2018.

(6)    The description of the Company’s Common Stock, par value $1.00 per share, in the Company’s Registration Statement on Form S-2/A, filed with the Commission on October 13, 1993, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred in connection therewith.

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Fifth Amended and Restated Bylaws, as amended (the “Bylaws”), provide that it shall indemnify officers and directors and, to the extent permitted by the Board of Directors, its employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the Company’s Certificate of Incorporation and Bylaws permit the Board of Directors to authorize Company to purchase and maintain insurance against any liability asserted against any of Company’s directors, officers, employees or agents arising out of his capacity as such.

To supplement its obligations under the Certificate of Incorporation and Bylaws, the Company has entered into indemnification agreements with its officers, directors employees and other agents (the “Indemnification Agreements”) to contractually obligate itself to indemnify and hold harmless such persons to the fullest extent permitted or required by applicable law and against any and all indemnifiable claims and indemnifiable losses, each as defined in the Indemnification Agreements. Accordingly, any such person (an “Indemnitee”) will be indemnified against any and all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding. The Indemnification Agreements further provide that Company will pay such expenses or reimburse such expenses within five business days after any request by Indemnitee that is accompanied by supporting documentation for specific expenses to be reimbursed or advanced. The Indemnification Agreements are intended to provide Company’s officers and directors indemnification and advancement of expenses in addition to, and not exclusive of, any other rights such officers and directors may have under the DGCL or other applicable law, the Company’s Certificate of Incorporation or the Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
5.1*	Opinion of Milbank LLP.
23.1*	Consent of Baker Tilly US LLP.
23.3*	Consent of Milbank LLP (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page hereof).
99.1*	Harte Hanks, Inc. 2023 Inducement Equity Incentive.
107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Chelmsford, State of Massachusetts, on August 25, 2023.

HARTE HANKS, INC.

By:         /s/ Laurilee Kearnes

Name:         Laurilee Kearnes

Title:         Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert Wyman and Laurilee Kearnes, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/ Kirk Davis Kirk Davis	Executive Chairman, Chief Executive Officer (Principal Executive Officer)	August 25, 2023

/s/ Laurilee Kearnes Laurilee Kearnes	Chief Financial Officer (Principal Financial Officer)	August 25, 2023

/s/ Genevieve C. Combes Genevieve C. Combes	Director	August 25, 2023

/s/ David L. Copeland David L. Copeland	Director	August 25, 2023

/s/ John H. Griffin, Jr. John H. Griffin, Jr.	Director	August 25, 2023

/s/ Bradley Radoff Bradley Radoff	Director	August 25, 2023

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